Exhibit 99.1

NEWS RELEASE		A. O. SMITH CORPORATION For further information contact:

MEDIA INQUIRIES: Mark A. Petrarca 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE

June 24, 2005

GSW Majority Shareholders in Exclusive Discussions with A. O. Smith Regarding Possible Sale Transaction

Milwaukee, Wis.— GSW Inc. and A. O. Smith Corporation announced today that GSW’s two majority shareholders are in exclusive discussions with A. O. Smith regarding a possible sale transaction. The majority shareholders have confirmed to GSW that the transaction currently under discussion would be made available to all shareholders of GSW on the same terms. On that basis, and with the approval of an independent committee of the board of directors of GSW formed to review the terms of any possible transaction, GSW has agreed to provide confidential information to A. O. Smith.

These discussions are ongoing. Any transaction will be subject to A. O. Smith being satisfied with the results of its due diligence review, the receipt of Canadian and U.S. regulatory approvals and agreement being reached on the terms of the transaction. This process is expected to take a number of months and there is no certainty that the discussions will lead to an agreement or that, if an agreement is reached, a transaction will be concluded. GSW and A. O. Smith stated that they do not intend to comment further regarding the discussions or any possible transaction until an agreement is reached or the discussions have terminated.

GSW Inc. has been a manufacturing pioneer since 1847. Today, GSW is a manufacturer and marketer of consumer durable products, including water heaters and building products. GSW employs over 1,700 people at three operating divisions in Canada and the United States. GSW is listed on the Toronto Stock Exchange under the symbols GSW.a and GSW.sv.b. For more information about GSW, visit its website, www.gswinc.com, or www.sedar.com.

A. O. Smith Corporation (AOS-NYSE), with headquarters in Milwaukee, Wis., is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America’s largest manufacturers of residential and commercial water heating equipment. The company employs approximately 16,500 people worldwide.

5